VBI Vaccines Announces Phase 2 Clinical Study Design of its Prophylactic CMV Vaccine Candidate

CAMBRIDGE, Mass. (December 20, 2018) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced its plans for a Phase 2 clinical study evaluating VBI-1501, the company’s prophylactic cytomegalovirus (CMV) vaccine candidate, following positive discussions with Health Canada.

The Phase 2 study is expected to be a formal dose-ranging study designed to assess the safety and immunogenicity of three different dosages of VBI-1501: 5μg, 10μg, and 20μg. The program will be an observer-blind, four-arm, placebo-controlled study in both men and women, aged 18 – 40, and is expected to enroll approximately 110 subjects. Following discussions with Health Canada, toxicology studies are underway, the results of which are required prior to the start of the clinical study, which is expected to initiate enrollment around the end of 2019.

“Building from the encouraging Phase 1 study data – data that included a clean safety profile, and induction of functional neutralizing antibody responses against both fibroblast and epithelial cell CMV infection – we are eager to see how higher doses of VBI-1501, which at 20μg will be 10-times higher than the highest dose tested in the Phase 1 study, may improve immune responses against CMV,” said Francisco Diaz-Mitoma, M.D., Ph.D., VBI’s Chief Medical Officer. “We are very pleased that Health Canada has expressed its support of the VBI-1501 Phase 2 study design, which will enable us to further develop our candidate to prevent cytomegalovirus infection, a key public health priority.”

About CMV

CMV is a significant unmet public health need in both the Congenital infection setting and in the organ transplant setting. Congenital CMV is a leading cause of birth defects worldwide. In the U.S., approximately 30,000 infants are born infected with CMV each year, of which more than 5,000 will develop permanent problems including deafness, blindness, and developmental delays. In the organ transplant setting, CMV status of recipient and donor have a major impact on organ and recipient survival and morbidity. Over 100,000 individuals in the U.S. are on the waiting list to receive a solid-organ transplant. Matching recipient and donor based on CMV serology is not practical given the limited supply of organs.

To learn more about CMV, visit: https://www.vbivaccines.com/cmv/

About VBI Vaccines Inc.

VBI Vaccines Inc. (Nasdaq: VBIV) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI is advancing the prevention and treatment of hepatitis B, with the only commercially-approved trivalent hepatitis B vaccine, Sci-B-Vac®, which is approved for use in Israel and 10 other countries and is currently in a Phase 3 study in the U.S., Europe, and Canada, and with an immuno-therapeutic in development for a functional cure for chronic hepatitis B. VBI’s eVLP Platform technology allows for the development of enveloped virus-like particle (eVLP) vaccines that closely mimic the target virus to elicit a potent immune response. Integrating its cytomegalovirus (CMV) expertise with the eVLP platform technology, VBI’s lead eVLP vaccine candidates include a prophylactic cytomegalovirus (CMV) vaccine candidate and a therapeutic glioblastoma (GBM) vaccine candidate. VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The company cautions that such statements involve risks and uncertainties that may materially affect the company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the Company’s filings with the Securities and Exchange Commission and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2018, and filed with the Canadian security authorities at sedar.com on February 26, 2018, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson, Communications Executive

Phone: (617) 830-3031 x124

Email: info@vbivaccines.com

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Nell Beattie

Chief Business Officer

Email: IR@vbivaccines.com

VBI Media Contact

Burns McClellan, Inc.
Robert Flamm, Ph.D.
Phone: (212) 213-0006
Email: rflamm@burnsmc.com